EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Premcor Inc. (the "Company") and The Premcor Refining Group Inc. ("Premcor") on Form S-3 of our reports dated February 14, 2003 (March 6, 2003 as to Note 22) relating to 1) the financial statements and related financial statement schedules of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for stock based compensation issued to employees, and 2) the financial statements and related financial statement schedules of Premcor (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Premcor's change in its method of accounting for stock based compensation issued to employees and the restatement of the consolidated financial statements to give effect to the contribution of Sabine River Holding Corp. common stock owned by the Company to Premcor, which was accounted for in a manner similar to a pooling of interests as described in Notes 2 and 3) appearing in the Annual Report on Form 10-K of the Company and Premcor for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
December 15, 2003